UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2016

CRYO-CELL INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-23386	22-3023093
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

700 Brooker Creek Blvd., Suite 1800, Oldsmar, Florida	34677
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 749-2100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Stock Purchase Agreement. On June 20, 2016, Cryo-Cell International, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Ki Yong Choi and Michael Cho (the “Sellers”), collectively the parties (the “Parties”). Pursuant to the Agreement, the Company will purchase 2,179,068 Shares from Ki Yong Choi and 13,416 Shares from Michael Cho (the “Shares”) for $4.50 per share, $9,866,178 in the aggregate (the “Purchase Price”), to be funded through the proceeds of a term loan for approximately $8 million in senior credit facilities and the remainder through the working capital of the Company.

Subject to the completion of the purchase of the Shares and full payment of the Purchase Price, the Parties agree not to disparage each other (including any directors, officers, employees or agents) or take any action which could reasonably be expected to adversely affect the reputation of the other. The Sellers further agree that they, or anyone acting on their behalf, will not take any action that could adversely affect the Buyer’s ability to complete the purchase of the Shares.

Subject to the completion of the purchase of the Shares and full payment of the Purchase Price, Sellers further agreed that they will not purchase any Common Stock or other securities of the Company, on their own behalf or on behalf of any other person or entity, nor cause or allow any other person or entity to purchase any Common Stock or other securities of the Company on their behalf or on behalf of any person or entity controlled by them.

The foregoing description of the Agreement is included to provide you with information regarding its terms and does not purport to be complete and is qualified in their entirety by reference to the Agreement, which is filed as Exhibit 2 to this Current Report on Form 8-K, and is incorporated into this report by reference.

Item 9.01	Financial Statements and Exhibits

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit Number	Description

Exhibit 2	Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cryo-Cell International, Inc.

DATE: June 20, 2016	By:	/s/ David Portnoy
David Portnoy
Chairman and Co-Chief Executive Officer